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                                                                  EXHIBIT 10.19

Rite Aid Corporation

MARTIN L. GRASS
Chairman
Chief Executive Officer


April 2, 1999


Mr. Eric Sorkin


Dear Eric,

We appreciate your good nature in allowing us to turn you right around again and, this time, send you and your lovely wife to Phoenix, Arizona. You will no longer be based at Rite Aid headquarters, but, as you know, Rite Aid is the sole shareholder of PCS and your duties will be performed for both PCS and Rite Aid.

You have expressed concerns about this move and the remoteness to Rite Aid. For your assurance, Rite Aid Corporation agrees that if you are no longer employed by either PCS or Rite Aid ("Such Termination") you will be paid for a period of three years from the date of Such Termination at the rate of your then established salary together with a guarantee of the most recent annual bonus which you had received prior to Such Termination.

In addition, in the event of Such Termination, any stock options in Rite Aid Corporation held by you at such time shall vest and shall be exercisable in whole or in part from time to time for the ensuing three years.

Further, starting three years after Such Termination, if at any time you are not gainfully employed for a period of at least one month you shall have the right to call for commencement of payments under your Deferred Compensation contract. If you have done so and thereafter you resume gainful employment, such payments shall suspend until your 58th birthday at which time you may accelerate the re-commencement date thereof.

We wish you success and pleasure in Phoenix.


                                            Sincerely,


/jsk                                        /s/ Martin L. Grass